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                                                                     EXHIBIT 5.1

                      [VINSON & ELKINS L.L.P. LETTERHEAD]


                                November 2, 2001

Northern Border Partners, L.P.
1400 Smith Street
Houston, Texas 77002-7361

                         Northern Border Partners, L.P.
                       Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Northern Border Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of the offer and sale of an aggregate of 160,000 common units (the "Units") of Northern Border Partners, L.P., a Delaware limited partnership, (the "Partnership"), that may be transferred from time to time pursuant to grants made under the Northern Border Phantom Unit Plan (the "Plan").

         In connection with the opinions expressed below, we have examined a copy of the Registration Statement and a copy of the Certificate of Limited Partnership of the Partnership, as filed with the Secretary of State of the State of Delaware, a copy of the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), resolutions of the Partnership Policy Committee of the Partnership and such other documents and records as we have deemed necessary or advisable for purposes of the opinions expressed below.

         Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that (i) the Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"); and (ii) the Units to be transferred to participants in the Plan have been validly issued and are fully paid and non-assessable, except as provided in Section 17-607 of the Delaware Revised Uniform Limited Partnership Act.

         The foregoing opinion assumes that the Units to be transferred to participants will consist of Units that are currently outstanding. In the event Units issued in the future are transferred to participants, such Units will be, upon authorization of the Partnership Policy Committee, validly issued and are fully paid and non-assessable, except as provided in Section 17-607 of the Delaware Revised Uniform Limited Partnership Act. No action is required on the part of the Partnership, its general partners or any limited partner in connection with such authorization.

         We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.



                                             Very truly yours,

                                             /s/ Vinson & Elkins L.L.P.

                                             VINSON & ELKINS L.L.P.